SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                         (Amendment No.      1      )1




                                AMF BOWLING, INC.
                                   (Name of Issuer)

                     Common Stock, par value $0.01 per share
                        (Title of Class of Securities)

                                  03113V 10 9
                                (CUSIP Number)

                                ______________


1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 03113V 10 9             13G           Page   2   of   10  Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Blackstone Capital Partners II Merchant Banking Fund L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /_/

                                                                     (b) /x/

  3    SEC USE ONLY


  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Delaware

                5   SOLE VOTING POWER
  NUMBER OF
    SHARES                   4,141,761.12
 BENEFICIALLY
   OWNED BY     6   SHARED VOTING POWER
     EACH
  REPORTING                 Not applicable
    PERSON
     WITH       7   SOLE DISPOSITIVE POWER

                            4,141,761.12

                8   SHARED DISPOSITIVE POWER

                             Not applicable

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,141,761.12

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/

               Not applicable

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.9%

  12   TYPE OF REPORTING PERSON*

               PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP No. 03113V 10 9             13G           Page   3   of   10   Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Blackstone Offshore Capital Partners II L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /_/

                                                                     (b) /x/

  3    SEC USE ONLY


  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Cayman Islands

                5   SOLE VOTING POWER
  NUMBER OF
    SHARES                   1,210,342.90
 BENEFICIALLY
   OWNED BY     6   SHARED VOTING POWER
     EACH
  REPORTING                   Not applicable
    PERSON
     WITH       7   SOLE DISPOSITIVE POWER

                             1,210,342.90

                8   SHARED DISPOSITIVE POWER

                             Not applicable

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,210,342.90

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/

               Not applicable

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.0%

  12   TYPE OF REPORTING PERSON*

               PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP No. 03113V 10 9             13G           Page  4   of   10   Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Blackstone Family Investment Partnership II L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /_/

                                                                     (b) /x/

  3    SEC USE ONLY


  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Delaware

                5   SOLE VOTING POWER
  NUMBER OF
    SHARES                   410,706.60
 BENEFICIALLY
   OWNED BY     6   SHARED VOTING POWER
     EACH
  REPORTING                  Not applicable
    PERSON
     WITH       7   SOLE DISPOSITIVE POWER

                             410,706.60

                8   SHARED DISPOSITIVE POWER

                             Not applicable

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               410,706.60

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/

               Not applicable

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.1%

  12   TYPE OF REPORTING PERSON*

               PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    13GCUSIP No. 03113V 10 9
                                    Page  5   of   10  Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Blackstone Management Associates II L.L.C.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /_/

                                                                     (b) /x/

  3    SEC USE ONLY


  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Delaware

                5   SOLE VOTING POWER
  NUMBER OF
    SHARES                   0
 BENEFICIALLY
   OWNED BY     6   SHARED VOTING POWER
     EACH
  REPORTING                  5,762,806.62
    PERSON
     WITH       7   SOLE DISPOSITIVE POWER

                             0

                8   SHARED DISPOSITIVE POWER

                             5,762,806.62

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,762,806.62

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/

               Not applicable

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.7%

  12   TYPE OF REPORTING PERSON*

               OO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 2(b) of the Statement on Schedule 13G, dated February 13, 1998, filed by Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment Partnership L.P. and Blackstone Management Associates II L.L.C. is hereby amended and restated in its entirety as follows:

         The address of the principal business office of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Family Investment Partnership II L.P. and Blackstone Management Associates II L.L.C is

                 345 Park Avenue
                 New York, New York 10154

         The address of the principal business office of Blackstone Offshore Capital Partners II L.P. is

                 P.O. Box 30362
                 SMB, Harbour Center
                 Georgetown
                 Grand Cayman, British West Indies

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                BLACKSTONE CAPITAL PARTNERS II
                                  MERCHANT BANKING FUND L.P.

                                By: Blackstone Management Associates II
                                L.L.C., general partner


                                By:  /s/ Stephen A. Schwarzman
                                     ---------------------------
                                     Stephen A. Schwarzman
                                     Member

Dated:  February 17, 1998

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                BLACKSTONE OFFSHORE CAPITAL
                                  PARTNERS II L.P.

                                By:  Blackstone Management Associates II
                                     L.L.C., general partner


                                By:  /s/ Stephen A. Schwarzman
                                     ---------------------------
                                     Stephen A. Schwarzman
                                     Member

Dated:  February 17, 1998

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                BLACKSTONE FAMILY INVESTMENT
                                  PARTNERSHIP II L.P.

                                By:  Blackstone Management Associates II
                                     L.L.C., general partner


                                By:  /s/ Stephen A. Schwarzman
                                     ---------------------------
                                     Stephen A. Schwarzman
                                     Member

Dated:  February 17, 1998

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                BLACKSTONE MANAGEMENT ASSOCIATES II
                                  L.L.C.


                                By:  /s/ Stephen A. Schwarzman
                                     ---------------------------
                                     Stephen A. Schwarzman
                                     Member

Dated:  February 17, 1998